EXHIBIT 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-75811) pertaining to the Thomas Group, Inc. 401(k) Savings Plan of our report dated June 8, 2004, with respect to the financial statements and schedule of Thomas Group, Inc. 401(k) Savings Plan included in this Annual Report) (Form 11-K) for the year ended December 31, 2003.

/s/ Hein + Associates LLP

June 25, 2004

Dallas, Texas